Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-151496
PROSPECTUS SUPPLEMENT NO. 2
DATED SEPTEMBER 10, 2010
TO THE PROSPECTUS DATED JULY 28, 2008
OF
COGDELL SPENCER INC.
8,583,815 Shares of Common Stock
SELLING STOCKHOLDERS
     In this prospectus supplement, references to “we,” “our,” and “us” refer to Cogdell Spencer Inc.
     This prospectus supplement No. 2 amends information contained in the Selling Stockholders table of the prospectus dated July 28, 2008, relating to the resale by the selling stockholders of up to an aggregate of 8,583,815 shares of common stock, consisting of (i) 3,448,278 shares of common stock acquired in a private placement transaction on January 28, 2008 and (ii) 5,135,537 shares of common stock issuable upon exchange of limited partnership interests (“OP Units”) of Cogdell Spencer LP, a Delaware limited partnership, which are exchangeable, under certain circumstances, into shares of our common stock, on a one-for-one basis, acquired in a private placement transaction on March 10, 2008 in connection with our acquisition of Marshall Erdman & Associates, Inc. and certain of its affiliated companies. This prospectus supplement No. 2 is not complete without, and may not be delivered or used except in connection with, the prospectus dated July 28, 2008, including any supplements or amendments to such prospectus.
     The table below reflects the following changes: (1) the distribution by Lubar Capital, LLC, which is no longer a selling stockholder, to Lubar Capital Management, LLC, Massachusetts Mutual Life Insurance Company and Lubar Equity Fund, LLC of an aggregate of 397,348, 611,305 and 901,675 of OP units, respectively, and (2) the distribution by Lubar Capital Management, LLC, which is no longer a selling stockholder, to Mr. David Lubar, Lubar & Co., Incorporated, Lubar Equity Fund, LLC and Mr. Timothy Keyes, of an aggregate of 149,005, 89,403, 99,338, 59,602 of OP units, respectively. We received this information from the selling stockholders. In addition, the selling stockholders identified in the table below may have acquired, sold, transferred or otherwise disposed of all or a portion of their securities since the date on which they provided the information regarding their securities.

	Shares Beneficially Owned as of
	September 8, 2010
			Shares of
			Common
			Stock	Percentage of
		Shares of Common	Beneficially	Class Beneficially
		Stock Offered by	Owned After	Owned After
Security Holder	Number	this Prospectus	Resale	Resale (1)
Lubar & Co., Incorporated (2)	89,403	89,403	0	0%
Lubar Equity Fund, LLC (3)	1,001,013	1,001,013	0	0%
Massachusetts Mutual Life Insurance Company (4)	611,305	611,305	0	0%
Timothy Keyes	59,602	59,602	0	0%
David Lubar	149,005	149,005	0	0%

(1)	Assumes that each named selling stockholder sells all of the shares of common stock it is offering for sale under this prospectus and neither acquires nor disposes of any other shares, or right to purchase other shares, of our common stock subsequent to the date as of which we obtained information regarding its holdings. The selling stockholders are not obligated to sell all or a portion of their shares of common stock.

(2)	David Lubar is the president, a director and a shareholder of Lubar & Co., Incorporated, which has voting and dispositive authority over the shares held by Lubar & Co., Incorporated.

(3)	David Lubar is the president, a director and a shareholder of Lubar & Co., Incorporated, which is the manager of Lubar Equity Fund, LLC, and has voting and dispositive authority over the shares held by Lubar Equity Fund, LLC.

(4)	Babson Capital Management LLC, a wholly-owned indirect subsidiary of Massachusetts Mutual Life Insurance Company, acts as investment adviser to this selling stockholder.
The date of this Prospectus Supplement No. 2 is September 10, 2010.